Exhibit T3A.1

CERTIFICATE OF INCORPORATION
OF A
PRIVATE LIMITED COMPANY

Company Number 9424525

The Registrar of Companies for England and Wales, hereby certifies that

TIG FINCO LTD.

is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered office is in England and Wales

Given at Companies House on 5th February 2015

CERTIFICATE OF INCORPORATION ON RE-REGISTRATION OF A PRIVATE COMPANY AS A PUBLIC COMPANY

Company No. 9424525

The Registrar of Companies for England/Wales hereby certifies that

TIG FINCO LTD.

formerly registered as a private company has this day been re-registered under the Companies Act 2006 as a public company under the name of

TIG FINCO PLC

and that the company is limited by shares.

Its registered office is situated in England/Wales.

Given at Companies House on 30th March 2015

Companies House

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES